Exhibit 2.2

Execution Version

Portions of this Exhibit 2.2, marked by [***], have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they (i) are not material and (ii) are of the type that PIF treats as private or confidential. PIF undertakes to promptly provide an unredacted copy of this exhibit on a supplemental basis, if requested by the Securities and Exchange Commission or its staff.

Securities PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of May 24, 2024, by and among (i) [***] (the “Seller”), a [***], (ii) North Haven Private Income Fund LLC, a Delaware limited liability company (“Purchaser” and together with Seller, each a “Party” and collectively, the “Parties”) and (iii) solely for purposes of Section 9 hereof, SL INVESTMENT CORP., a Delaware corporation (“SLIC”).

WHEREAS, Seller owns, beneficially and of record, 6,092,331.406 shares (the “Seller Shares”) of common stock, par value $0.001 per share (the “SLIC Common Stock”), of SLIC, which constitute all of the equity interests of SLIC owned by Seller;

WHEREAS, Seller desires to sell, convey and assign, and Purchaser desires to purchase, accept and assume, the Seller Shares;

WHEREAS, following acquisition of the Seller Shares pursuant to this Agreement, Purchaser expects to enter into an agreement and plan of merger with SLIC (a “Merger Agreement”), pursuant to which, among other things, a wholly owned subsidiary of Purchaser will merge with and into SLIC with SLIC surviving as a wholly owned subsidiary of Purchaser to be followed by a merger of SLIC with and into Purchaser with Purchaser surviving (collectively, the “Merger”); and

WHEREAS, in connection with the approval of the Merger Agreement, the parties acknowledge that the Board of Directors of SLIC (the “SLIC Board”), including a majority of the independent directors of SLIC, would (i) determine that (a) the Merger Agreement and the terms of the Merger are advisable and in the best interests of SLIC and (b) the interests of SLIC’s existing stockholders will not be diluted (as provided under Rule 17a-8 promulgated under the Investment Company Act of 1940, as amended) as a result of the Merger and the transactions contemplated by the Merger Agreement, and (ii) recommend that the stockholders of SLIC adopt and approve the Merger and any other matters required to be approved or adopted in connection with the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

Section 1.      Agreement to Purchase.

1.1.            Sale and Purchase. Seller hereby sells, conveys and assigns to Purchaser, free and clear of all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances, other than arising under the Subscription Agreement (as defined in Section 9 hereof) and restrictions on transfer arising under applicable securities laws, and without recourse, warranty or representation, express or implied, and Purchaser agrees to purchase, accept and assume from Seller, for the Purchase Price (as defined in Section 2.2 below) Seller’s entire right, title and interest in and to the Seller Shares (the “Sale and Purchase”).

1.2.            Purchase Price. The purchase price for the Seller Shares (the “Purchase Price”) will be an amount equal to (A) the number of Seller Shares multiplied by (B) an amount equal to the sum of (i) the amount per share of SLIC Common Stock paid to the holders of SLIC Common Stock at the closing of the transactions contemplated by Merger Agreement (the “Closing”), which amount is expected to equal (but may not be less than) the SLIC Per Share NAV (as defined below) and (ii) all distributions per share of SLIC Common Stock with a record date that is after the date of this Agreement and prior to the Closing. The Purchase Price shall be payable to Seller at the Closing and concurrent with payment to holders of SLIC Common Stock of consideration payable pursuant to the Merger Agreement, by wire transfer of immediately available funds to an account or accounts provided by Seller to Purchaser in writing prior to such date.

(a)            “SLIC Per Share NAV” means the quotient of (i) the Closing SLIC Net Asset Value divided by (ii) the number of shares of SLIC Common Stock issued and outstanding as of the Determination Date.

(b)            “Closing SLIC Net Asset Value” means a calculation of the net asset value of SLIC as of a date no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Closing (such date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties to the Merger Agreement), historically used by SLIC in preparing the calculation of the net asset value per share of SLIC Common Stock (with an accrual for any dividend declared by SLIC and not yet paid), which calculation has been approved by the SLIC board of directors, including a majority of the independent directors of SLIC.

Section 2.      Further Assurances. The Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to vest good and marketable title to the Seller Shares in Purchaser as of the date of this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.

Section 3.      Termination.

3.1.            Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing: (i) upon termination of the Merger Agreement in accordance with its terms, (ii) if the Closing has not yet occurred on or before August 31, 2024 (which may be extended by written consent of Purchaser and Seller) or (iii) by written consent of Purchaser and Seller.

3.2.            If this Agreement is terminated, all rights and obligations of the Parties shall terminate and no Party shall have any liability to any other Party, and the Parties shall take such actions as may be reasonably requested by the other Party to unwind the transactions contemplated hereto; provided, however, that nothing herein shall relieve any Party or Parties, as applicable, from any liability or damages resulting from any willful breach of this Agreement prior to such termination.

Section 4.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e mail, when sent (provided that no “error message” or other notification of non-delivery is generated), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, as shall be specified by like notice:

If to Purchaser:	North Haven Private Income Fund LLC
1585 Broadway
New York, New York 10036
Attention: Orit Mizrachi
E-mail: orit.mizrachi@morganstanley.com

With a copy to (which shall not constitute notice):
Dechert LLP
One International Place, 40th Floor
100 Oliver Street
Boston, MA 02110
	Attention:	Thomas J. Friedmann, Esq.
Matthew J. Carter, Esq.
	Email:	thomas.friedmann@dechert.com
matthew.carter@dechert.com

If to Seller:	[***]

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

Section 5.      Expenses. Each Party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder.

Section 6.      Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise) (each, a “Transaction Related Claim”), shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles that would require the application of the substantive laws of another jurisdiction.

Section 7.      Counterparts. This Agreement may be executed in multiple counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an executed counterpart to this Agreement.

Section 8.      Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 9.      Subscription Agreement. Reference is made to the Subscription Agreement, between SLIC and Seller, entered into as of February 1, 2021, pursuant to which Seller subscribed to purchase the Seller Shares (as amended, restated, supplemented or otherwise modified from time to time in accordance therewith, the “Subscription Agreement”). In accordance with the provisions of the Subscription Agreement, SLIC hereby consents to the transfer of the Seller Shares by Seller to Purchaser pursuant to this Agreement. Purchaser represents to SLIC that the Sale and Purchase was made in accordance with all applicable laws and regulations applicable to Purchaser. Purchaser hereby agrees to pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred by SLIC in connection with the Sale and Purchase.

[Signatures on following pages]

IN WITNESS WHEREOF, Purchaser and Seller have caused their names to be signed by their respective duly authorized officers as of the date first above written.

SELLER:

[***]

By:	/s/ Seller
Name: [***]
Title: [***]

[Signature Page to Securities Purchase Agreement]

PURCHASER:

North Haven Private Income Fund LLC

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

SOLELY FOR PURPOSES OF SECTION 9 HEREOF:

SL INVESTMENT CORP.

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Chief Operating Officer

[Signature Page to Securities Purchase Agreement]